Exhibit 99.4
LEASE AGREEMENT
     THIS LEASE AGREEMENT (this “Lease”), dated as of June ___, 2008, is by and between Lender Processing Services, Inc., a Delaware corporation (“LPS” or “Landlord”), and Fidelity National Information Services, Inc., a Georgia corporation (together with its subsidiaries, affiliates, successors and assigns, collectively “FIS” or “Tenant”). Landlord and Tenant are herein referred to individual as a “Party” and, collectively, the “Parties”.
     WHEREAS, Landlord is the owner of certain real property and improvements comprising a corporate campus located at 601 Riverside Avenue, in the city of Jacksonville, county of Duval, state of Florida; and
     WHEREAS, Tenant desires to lease from Landlord a portion of the real property and improvements at the 601 Riverside Avenue campus;
     NOW, THEREFORE, in consideration of the mutual covenants, conditions and promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:
1. Premises.
     1.1 Initial Premises. Landlord hereby leases to Tenant office space (collectively, the “Premises”) located on various floors in the 13-story main office building generally designated as “Building I” and in the building generally designated as “Building II”, as well as use of certain designated space in the buildings generally designated as “Building III and Building IV” and/or in any of the other buildings that Landlord owns or leases from time to time that are part of the corporate campus located at 601 Riverside Avenue, Jacksonville, Florida (after taking into account the exclusions hereinafter described, collectively the “Corporate Campus”), it being understood that the building generally designated as “Building V”, as well as the parking garage and the real property that is subject to that certain synthetic lease financing arrangement, as set forth on various documents dated on our about June 29, 2004, including the Master Lease Agreement, dated as of June 29, 2004, and the Master Agreement dated as of June 29, 2004, as amended by the First Omnibus Amendment dated as of November 5, 2004, the First Amendment to Master Agreement dated as of September 24, 2004, the Second Omnibus Amendment dated as of February 15, 2005, the Third Omnibus Amendment dated as of December 2, 2005, the Waiver Amendment to Operative Documents dated as of April 2005, and the Fourth Omnibus Amendment dated as of March 16, 2006, all among Fidelity National Financial, Inc. (“FNF”), as lessee, SunTrust Equity Funding, LLC, as lessor, certain financial institutions parties thereto, as lenders, and SunTrust Bank, as agent, are hereby specifically excluded from provisions of this Lease (and, for purposes of this Lease, from the definition of “Corporate Campus”). The parties further acknowledge and agree that, initially hereunder, the Premises constitute [________] rentable square feet representing approximately [____%] (“Tenant’s Share”) (including a load fact of [____%] for common/shared space) of the [________] rentable square feet of space at the Corporate Campus, it being understood that the parties anticipate that Tenant’s Share shall fluctuate and change as and when the rentable square feet of space allocated and leased to Tenant hereunder changes.
     1.2 Reallocations of Space. Notwithstanding any other provision herein or in any other agreement or instrument to the contrary, the parties understand and acknowledge that Landlord and Tenant anticipate that there will be reallocations of office space among Landlord, Tenant and FNF, including one or more reallocations during calendar year 2008. The parties hereby agree that Tenant’s Share may, by mutual agreement, increase or decrease from time to time during the term of this Lease, in which case the parties shall memorialize the changes in (i) rentable square footage of the Premises, (ii) Tenant’s Share and (iii) monthly Base Rent. In such event, Tenant’s Base Rent and Additional Rent shall be re-calculated based on the rentable square foot leased and allocated to Tenant, determined as a percentage of the total rentable square foot of office space available at the Corporate Campus.
2. Term. The initial term of this Lease shall be for three (3) years commencing June 30, 2008 (“Commencement Date”) and terminating on June 30, 2011 (“Initial Term”).
3. Rent.
     3.1 Base Rent. Tenant shall pay to Landlord base rent (“Base Rent”), at an annual rate of [$________] per rentable square foot, in equal monthly installments of [$________] without prior notice or demand, in advance, on the first day of each calendar month at such place as Landlord may direct, in writing. If the Term commences on a day other than the first day of a calendar month, Tenant shall pay to Landlord, on or before the Commencement Date, a pro rata portion of the monthly installment of Base Rent, such pro rata portion to be based on the actual number of calendar days remaining in such partial month after the Commencement Date. If the Term shall expire on other than the last day of a calendar month, such monthly installment of Base Rent shall be prorated for each calendar day of such partial month. If any portion of Base Rent or other sum payable to Landlord hereunder shall be due and unpaid for more than fifteen (15) days after written notice from Landlord to Tenant that such payment has not been received, it shall thereafter bear interest at a rate equal to twelve percent (12%) per annum (the “Default Rate”).
     3.2 Additional Rent. In addition to paying Base Rent, for each calendar year commencing with calendar year 2008, Tenant shall pay as additional rent (“Additional Rent” and, together with Base Rent, collectively, the “Rent”) Tenant’s Share of Landlord’s reasonable estimate of operating expenses for the entire Corporate Campus (“Operating Expenses”) that are in excess of the Operating Expenses applicable to the 2004 base year (the “Base Year”), which for the purposes of this Lease, the Tenant’s Share of Operating Expenses in the Base Year are [$________] per rentable square foot per year. Landlord reasonably estimates Tenant’s Additional Rent for the calendar year 2008 is [$________] per rentable square foot per year or [$________] per month, which when combined with the Base Rent shall result in a monthly Rent payment of [$________], which is equal to [$________] per rentable square foot per year for 2008. Commencing August 1, 2008, and otherwise as set forth herein, Tenant shall pay Additional Rent at the same times and in the same manner as Base Rent. Landlord shall adjust Additional Rent on an annual basis in 2008 and 2009 based on the same above principles. Tenant shall be liable to Landlord for the entire cost (as opposed to Tenant’s Share) of Landlord’s costs of providing any services or materials exclusively to Tenant.
          3.2.1 Calculation and Payment. Landlord shall deliver to Tenant on or before the first day of March following the end of each year following the Base Year (an “Expense Year”) a statement setting forth (i) the amount Tenant paid as Rent for the applicable Expense Year, and (ii) the actual amount of Tenant’s Share of Operating Expenses for the applicable Expense Year. If the amount Tenant paid as Rent for the applicable Expense Year exceeds the actual amount of Tenant’s Share of Operating Expenses for the applicable Expense Year, then Landlord shall credit such difference on Tenant’s next payment(s) of Rent. If the amount Tenant paid as Rent for the applicable Expense Year was less than the actual amount of Tenant’s Share of Operating Expenses for the applicable Expense Year, then Tenant shall pay such difference as Additional Rent to Landlord on Tenant’s next payment of Rent. Landlord’s failure to furnish such statement for any Expense Year in a timely manner shall not prejudice Landlord from enforcing its rights hereunder. Even if the Lease term has expired and Tenant has vacated the Premises, if an excess or shortfall exists when the final determination is made, Tenant shall immediately pay or receive a credit of such excess or shortfall.
          3.2.2 Items Included in Operating Expenses. Except as otherwise set forth herein, the term “Operating Expenses” includes all expenses, costs, and amounts of every kind that Landlord pays or incurs during any Expense Year because of or in connection with the ownership, operation, management, maintenance, or repair of the Corporate Campus (including the buildings thereon), including:
     3.2.2.1 Tax expenses (except for excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state income taxes, and other taxes applied or measured by Landlord’s general or net income;
     3.2.2.2 The cost of supplying utilities;
     3.2.2.3 The cost of operating, managing, maintaining, and repairing utility, mechanical, sanitary, storm drainage, and elevators;
     3.2.2.4 The cost of supplies and tools and of equipment, maintenance, and service contracts in connection with those systems;
     3.2.2.5 The cost of providing telephone-related telecommunications services and equipment;
     3.2.2.6 The cost of providing mail delivery services;
     3.2.2.7 The cost of landscaping;
     3.2.2.8 The cost of licenses, certificates, permits and inspections;
     3.2.2.9 The cost of contesting the validity or applicability of government enactments that may affect the Operating Expenses;

     3.2.2.10 The costs incurred in connection with the implementation and operation of a transportation program, if any;
     3.2.2.11 The cost of insurance carried by Landlord in amounts reasonably determined by Landlord;
     3.2.2.12 The cost of parking area maintenance, repair, and restoration, including resurfacing, repainting, restriping, and cleaning;
     3.2.2.13 The cost of providing security in and around the Corporate Campus (including security for the buildings on the Corporate Campus), including but not limited to the installation, operation, and maintenance of security equipment and the wages, salaries, and other compensation and benefits of all persons engaged in providing security in and around the Corporate Campus;
     3.2.2.14 The cost of building depreciation and common area furniture, fixtures, and equipment amortized over the useful life of such items including, but not limited to, such items located in the lobbies of the buildings and the corporate gym and cafeteria located on the ground floor of the buildings; and
     3.2.2.15 Subject to the provisions of Section 3.2.3, below, the cost of items considered capital repairs, replacements, improvements and equipment under generally accepted accounting principles consistently applied or otherwise (“Capital Items”) amortized over the useful life of such items, including financing costs, if any, incurred by Landlord after the effective date of the Lease for any capital improvements installed or paid for by Landlord.
     3.2.2.16 Any other costs of the Landlord included in the calculation of Operating Expenses for that calendar year and not otherwise specifically identified herein.
          3.2.3 Items Excluded from Operating Expenses. Landlord and Tenant hereby expressly acknowledge and agree that the following items shall be excluded from the calculation of Operating Expense items:
     3.2.3.1 Repairs or other work occasioned by the exercise of right of eminent domain;
     3.2.3.2 Leasing commissions, attorneys’ fees, costs and disbursements and other expenses, all of which are incurred in the connection with negotiations or disputes with Tenants, other occupants or prospective tenants;
     3.2.3.3 Renovating or otherwise improving or decorating, painting or redecorating leased space for tenants or other occupants or vacant tenant space, other than ordinary maintenance provided to all tenants, except in all common areas;

     3.2.3.4 Landlord’s costs of electricity and other services sold separately to tenants for which Landlord is entitled to be reimbursed by such tenants as an additional charge over and above the base rent and operating expense or other rental adjustments payable under the Lease with such tenant, and domestic water submetered and separately billed to tenants;
     3.2.3.5 Expenses in connection with services or other benefits of a type which Tenant is not entitled to receive under the Lease but which are provided to another tenant or occupant;
     3.2.3.6 Cost incurred due to violation by Landlord or any tenant of the terms and conditions of any Lease;
     3.2.3.7 Interest on debt or amortization payments on any mortgage or mortgages and under any ground or underlying leases or lease with respect to the Premises;
     3.2.3.8 Any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord;
     3.2.3.9 Any particular items and services for which Tenant otherwise reimburses Landlord by direct payment over and above Base Rent and Operating Expense adjustment, including but not limited to any services covered in any corporate and transitional services agreement such as data management services, interexchange services (i.e., private line, paging, cellular), corporate voicemail, and electronic messaging services (i.e., Exchange 2000, Active directory, and SMTP routing and support);
     3.2.3.10 Advertising and promotional expenditures;
     3.2.3.11 Any expenses for which Landlord is compensated through proceeds of insurance;
     3.2.3.12 Any and all costs arising from the release of hazardous materials or substances (as defined by applicable laws in effect on the date the Lease is executed) in or about the Premises, the Corporate Campus (including the buildings thereon), or the Land in violation of applicable law including, without limitation, hazardous substances in the ground water or soil, not placed by Tenant in the Premises, the buildings on the Corporate Campus, or the land on which the Corporate Campus is situated;
     3.2.3.13 Costs incurred in connection with upgrading the Corporate Campus (including the buildings) to comply with violations of disability, life, fire and safety codes, ordinances, statutes, or other laws in effect prior to the effective date of the Lease, including, without limitation, the Americans with Disabilities Act (42 U.S.C. 12101 et seq.) (“ADA”) and any penalties or damages incurred due to such non-compliance; provided, however, Tenant shall pay Tenant’s share of the amortized costs incurred by Landlord to comply with ADA violations cited during the term of this Lease; and provided further however, Tenant shall bear one hundred percent (100%) of the costs associated with ADA violations cited with respect to alterations made by Tenant;
     3.2.3.14 Any and all costs associated with the maintenance and operation of the data center located on the Corporate Campus provided, however, that Tenant shall pay Tenant’s Share of landscaping and parking costs associated with such data center; and
     3.2.3.15 Any and all costs associated with the telephone switch space leased by Landlord to Alltel Corporation, provided, however, that Tenant shall pay Tenant’s Share of landscaping and parking costs associated with such space.
          3.2.4 Cost Allocation Agreement. Without limiting the foregoing or any other provision of this Lease, the Parties agree that they may from time to time enter into cost allocation agreements or other contractual arrangements with respect to the allocation of the operating costs of the buildings on the Corporate Campus as between Landlord, Tenant, and/or other parties.
     3.3 Audit. Tenant shall have the right at all reasonable times within sixty (60) days after Landlord has provided Tenant with a statement of the actual Operating Expenses, and at its sole expense, to audit Landlord’s books and records relating to this Lease for that Expense Year. Should such an audit disclose a discrepancy between actual Operating Expense and what Tenant paid for Tenant’s Share of such Operating Expenses and such discrepancy is equal to or greater than two percent (2%), Landlord shall not only refund the discrepancy amount to Tenant but also pay for the actual cost of such audit upon being billed therefor by Tenant.
4. Use of Premises. Tenant shall have the right to use and occupy the Premises for the purpose of general office. Landlord covenants and agrees that throughout the term of this Lease, Tenant shall be entitled to a reasonable number of parking spaces for its employees, customers and visitors.
5. Quiet Enjoyment. Landlord warrants to Tenant that Landlord is the owner of the Premises and the buildings that the Premises are located in on the Corporate Campus, and that Landlord may rightfully enter into this Lease. Landlord shall protect, defend and indemnify Tenant against any interference with Tenant’s use and quiet enjoyment of the Premises.
6. Taxes. Landlord shall be responsible for the payment of all taxes assessed on the Premises during the Term, subject to Tenant’s obligation to reimburse Landlord for Tenant’s Share thereof, and Tenant shall be responsible for the payment of taxes assessed upon any of Tenant’s personal property located on the Premises. Notwithstanding any contrary provision herein, Tenant shall pay prior to delinquency any rent tax, sales tax or service tax generated as result of this Lease.
7. Insurance. Tenant shall pay its pro rata share of all premiums for fire insurance, extended coverage insurance, liability insurance, “other perils” insurance, and other insurance carried by Landlord on or with respect to the Premises. Tenant’s pro rata share of the insurance premiums, regardless of the manner in which they are to be paid, shall be deemed to be additional rental due under this Lease. If the premiums should increase or decrease at any time, Tenant’s pro rata share and Tenant’s payments shall be appropriately adjusted.
     7.1 Liability Insurance. Tenant and Landlord shall each separately maintain at all times during the Initial Term and any Renewal Term and keep in force for their mutual benefit, commercial general liability insurance against claims for personal injury, death or property damage occurring in, on or about the Premises or sidewalks or areas adjacent to the Premises to afford protection to the limit of not less than $5,000,000 combined single limit. Such insurance may be covered under a blanket policy covering the Premises and other locations of Tenant or an affiliate corporation or entity. Certificates of all policies of insurance shall be delivered to the party requesting the certificates or parties designated by the party requesting the certificates upon written request.
     7.2 Waiver of Subrogation. Both Tenant and Landlord agree to seek a waiver of subrogation clause from their respective insurers which establishes a waiver of the insurer’s subrogation against Landlord or Tenant as the case may be for any property loss (real/personal property or improvements/betterments) caused by the other. Any policy or policies of insurance procured by Landlord or Tenant, covering direct or indirect property loss, shall include a waiver of subrogation clause in favor of the other party as the case may be.
8. Utilities. Landlord and Tenant agree that the Corporate Campus (including the buildings located thereon) is already connected for sewer, water, gas, and electricity. Subject to Tenant’s obligations to pay Tenant’s Share of the cost Landlord incurs in supplying utilities to the common areas, Tenant shall pay all utility expenses incurred by Tenant in connection with Tenant’s use of the Premises (collectively, “Tenant’s Utility Expenses”). In the event utility service is interrupted to the Premises due to the need for maintenance and repair to the utility lines, Landlord shall immediately commence restoration and repairs of the lines and conduits in order that said utility service shall be resumed at the earliest possible time. If Landlord shall fail to make such repairs after written notice from Tenant, Tenant may do so at Landlord’s expense. Additionally, should there be an interruption in the utilities for more than 24 hours due to the Landlord’s gross negligence, rent shall be abated until the utilities are restored.
9. Maintenance and Repairs. Structural portions of the Premises, including the roof, foundation, exterior walls and load bearing interior walls, shall be maintained and repaired by Landlord except to the extent repairs are made necessary by the acts of Tenant. Except for the repairs and maintenance Landlord is specifically obligated to make under this Section, Tenant shall maintain and keep the entire Premises including all partitions, doors, ceiling, fixtures, equipment and appurtenances thereof in good order, condition and repair, reasonable wear and tear excepted at the sole expense of Tenant. To the extent an HVAC system serves the Premises exclusively, Tenant shall be responsible for maintaining an HVAC service contract for routine filter changing and general upkeep. Landlord may disapprove the contractor, provided however, its approval may not be unreasonably withheld, conditioned or delayed.
10. Common Area Maintenance. Landlord shall keep the common area in good repair during the term or extension thereof, reasonable wear and tear excepted.

11. Alterations and Improvements. Tenant shall have the right at any time throughout the term of this Lease and any extensions hereof, to make or cause to be made, any alterations, additions, or improvements, or install or cause to be installed any trade fixture, signs, floor covering, interior or exterior painting or lighting, plumbing fixtures, shades or awnings, as Tenant may deem necessary or suitable with Landlord’s prior written approval, which approval shall not be unreasonably withheld or delayed. Upon the expiration of the Initial Term of this Lease, Tenant shall have the option to remove such alterations, decorations, additions or improvements made by it, provided any damage to Premises resulting from such removal is repaired. Also, upon the expiration of the Initial Term of this Lease, Tenant if requested by Landlord shall remove any signs and repair any damages to the Premises resulting from such removal. During the term, Tenant shall not make any alterations, additions, improvements, non-cosmetic changes or other material changes to the Premises without the prior written approval of Landlord, which approval shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, Tenant shall be permitted to make Minor Alterations (as defined below) without Landlord’s prior written consent. Minor Alterations, as used herein, shall be defined as any alterations, improvements, etc. made to the Premises (excluding the facade thereof) which do not affect the structure of the buildings, their systems or equipment. If Landlord approves any alterations, additions, improvements, etc., Landlord shall notify Tenant, in writing, along with Landlord’s approval notice, of whether Tenant shall, upon termination of this Lease, either: (i) remove any such alterations or additions and repair any damage to the Premises (or the buildings in which the Premises are located) occasioned by their installation or removal and restore the Premises to substantially the same condition as existed prior to the time when any such alterations or additions were made, or (ii) reimburse Landlord for the cost of removing such alterations or additions and the restoration of the Premises.
12. Fire or Casualty. If more than twenty-five percent (25%) of the Premises or the use, occupancy or access to or of the Premises shall be destroyed in whole or in part by fire or other casualty, Tenant may in its reasonable discretion terminate this Lease. If less than twenty-five percent (25%) of the Premises shall be destroyed in whole or in part by fire or casualty, the Rent due during the remainder of the Lease term shall be reduced in proportion to the area destroyed, effective on the date of the casualty. Within thirty (30) days after the date of a fire or other casualty, Landlord must inform Tenant if the Premises and the buildings in which the Premises are located will be rebuilt. If the Premises is to be rebuilt and Tenant elects not to terminate the Lease, the Premises (including the office buildings in which the Premises are located, must be rebuilt and ready for occupancy within ninety (90) days of date of fire or other casualty. Landlord and Tenant agree and covenant that neither shall be liable to the other for loss arising out of damage to or destruction of the Premises or contents thereof when such loss is caused by any perils included within, and covered by, standard fire and extended coverage insurance policy of the state of Florida. This Lease shall be binding whether or not such damage or destruction is caused by negligence of either Party or their agents, employees or visitors. Landlord agrees to carry fire and extended coverage to the extent required by its lender, and if there is no lender, in an amount satisfactory to Landlord.
13. Eminent Domain. If more than twenty-five percent (25%) of the Premises (or the use, occupancy or access to or of the Premises) shall be taken or condemned by any governmental or quasi-governmental authority for any public or quasi-public use or purpose (including sale under threat of such a taking), or if the owner elects to convey title to the condemnor by a deed in lieu of condemnation, then Tenant may in its discretion terminate the Lease and be relieved from further liability hereunder. If less than twenty -five percent (25%) of the Premises (or the use, occupancy or access to or of the Premises) shall be taken or condemned by any governmental or quasi-governmental authority for any public or quasi-public use or purpose (including sale under threat of such a taking), or if Tenant elects not to terminate this Lease, the Rent due during the remainder of the Lease term shall be reduced in proportion to the area taken, effective on the date physical possession is taken by the condemning authority; provided, however, that in the event Tenant cannot reasonably operate its business at the Premises due to such partial taking, Tenant shall be permitted to terminate this Lease by written notice to Landlord.
14. Tenant’s Default.
     14.1 Any other provisions in this Lease notwithstanding, it shall be an event of default (“Event of Default”) under this Lease if: (i) Tenant fails to pay any installment of rent or any other sum payable by Tenant hereunder when due and such failure continues for a period of ten (10) days after written notice from Landlord to Tenant that such payment has not been received, or (ii) Tenant fails to observe or perform any other material covenant or agreement of Tenant herein contained and such failure continues after written notice given by or on behalf of Landlord to Tenant for more than thirty (30) days, provided, however, that if such non-monetary Event of Default by Tenant cannot reasonably be cured within such thirty (30) day period, and provided further that Tenant is proceeding with due diligence to effect a cure of said Event of Default, no Event of Default hereunder shall be declared by Landlord if Tenant continues to proceed with diligence to cure said Event of Default, but in no event shall such cure period extend beyond ninety (90) days following notice from Landlord of such violation, default or breach, or (iii) Tenant files a petition commencing a voluntary case, or has filed against it a petition commencing an involuntary case, under the Federal Bankruptcy Code (Title 11 of the United States Code), as now or hereafter in effect, or under any similar law, or files or has filed against it a petition or answer in bankruptcy or for reorganization or for an arrangement pursuant to any state bankruptcy law or any similar state law, and, in the case of any such involuntary action, such action shall not be dismissed, discharged or denied within sixty (60) days after the filing thereof, or Tenant consents or acquiesces in the filing thereof, or (iv) a custodian, receiver, trustee or liquidator of Tenant or of all or substantially all of Tenant’s property or of the Premises shall be appointed in any proceedings brought by or against Tenant and, in the latter case, such entity shall not be discharged within sixty (60) days after such appointment or Tenant consents to or acquiesces in such appointment, or (v) Tenant shall generally not pay Tenant’s debts as such debts become due, or shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts generally as they become due. The notice and grace period provisions in clauses (i) and (ii) above shall have no application to the Events of Default referred to in clauses (iii) through (v) above.
     14.2 If Tenant shall fail to make any payment of rent when due or if Tenant shall fail to keep and perform any express written covenant of this Lease and shall continue in default for a period of ten (10) days after Tenant has received written notice of such default and demand of performance from Landlord, Landlord may commence judicial proceedings, provided, however, if any default shall occur (other than in the payment of rent) which cannot be cured within a period of thirty (30) days and Tenant, prior to the expiration of thirty (30) days from and after the giving of notice as aforesaid, commences to eliminate such default and proceeds diligently to take steps to cure the same, Landlord shall not have the right to declare the term ended by reason thereof for an additional period of sixty (60) days.
     14.3 In the event of any such Event of Default, Landlord at any time thereafter may at its option exercise any remedies available to Landlord at law or in equity, including, without limitation, one or more of the following remedies:
          (i) Termination of Lease. Landlord may terminate this Lease, by written notice to Tenant, without any right by Tenant to reinstate its rights by payment of rent due or other performance of the terms and conditions hereof. Upon such termination Tenant shall immediately surrender possession of the Premises to Landlord, and Landlord shall immediately become entitled to receive from Tenant an amount equal to the difference between the aggregate of all rent reserved under this Lease for the balance of the Initial Term or Renewal Term, as the case may be, and the fair rental value of the Premises for that period, determined as of the date of such termination, and reduced by the amount Landlord may obtain upon reletting, discounted to present value at the rate of ten percent (10%).
          (ii) Reletting. With or without terminating this Lease, as Landlord may elect, Landlord may, by summary proceedings, re-enter and repossess the Premises, or any part thereof, and lease them to any other person upon such terms as Landlord shall deem reasonable, for a term within or beyond the term of this Lease; provided, that any such reletting prior to termination shall be for the account of Tenant, and Tenant shall remain liable for (i) all rent and other sums which would be payable under this Lease by Tenant in the absence of such expiration, termination or repossession, less (ii) the net proceeds, if any, of any reletting effected for the account of Tenant after deducting from such proceeds all of Landlord’s actual expenses, attorneys’ fees, employees’ expenses, reasonable alteration costs, expenses of preparation for such reletting and all other actual costs and expenses incurred as a result of Tenant’s breach of this Lease. Landlord shall use commercially reasonable efforts to relet the Premises. If the Premises are at the time of default sublet or leased by Tenant to others, Landlord may, as Tenant’s agent, collect rents due from any subtenant or other tenant and apply such rents to the rent and other amounts due hereunder without in any way affecting Tenant’s obligation to Landlord hereunder.
          (iii) Injunction. In the event of breach by either party of any provision of this Lease, the other party shall have the right of injunction and the right to invoke any remedy allowed at law or in equity in addition to other remedies provided for herein.
          (iv) No Exclusive Right. No right or remedy herein conferred upon or reserved to Landlord or Tenant is intended to be exclusive of any other right or remedy herein or by law provided, but each shall be cumulative and in addition to every other right or remedy given herein or now or hereafter existing at law or in equity or by statute.
          (v) Expenses. In the event that either Landlord or Tenant exercises any of the remedies provided herein, the wrongful party shall pay to the other all actual expenses incurred in connection therewith, including reasonable attorneys’ fees.

15. Landlord’s Default. If Landlord shall be in default or shall fail or refuse to perform or comply with any of its obligations under this Lease and shall continue in default for a period of thirty (30) days after Tenant has given Landlord written notice of such default and demand of performance, Tenant may remedy the same and deduct the cost thereof from subsequent installments of rent or terminate the Lease and recover from Landlord any and all damages Tenant may have incurred due to such default or failure. Upon any default by Landlord under this Lease, Tenant may, except as otherwise specifically provided in this Lease to the contrary, exercise any of its rights provided at law or in equity.
16. Assignment and Sub-letting. Tenant shall not have the right to assign, sublet, transfer, or encumber this Lease or its rights hereunder or any part thereof at any time without the Landlord’s prior written consent, except for the Permitted Transfers (defined below). A “Permitted Transfer” means an assignment or sublet to (i) any entity controlled by, controlling, or under common control with Tenant (a “Tenant Affiliate”) or a Tenant Affiliate, or (ii) any entity with which Tenant or a Tenant Affiliate may merge or consolidate, which acquires all or substantially all of the assets or shares of stock of Tenant or a Tenant Affiliate, or (iii) any entity that is the successor in the event of a reorganization. In instances other than Permitted Transfers, Landlord agrees not to withhold or delay its written consent if to do so would be commercially unreasonable. In the event of any assignment of this Lease by Tenant, Tenant shall not be and is not relieved of any liability under any and all of its covenants and obligations contained in or derived from this Lease arising out of any act, occurrence or omission occurring after said assignment; provided, however that the Tenant’s assignee assumes all obligations of Tenant hereunder and attorns to Landlord for such obligations. Landlord may assign this Lease in connection with the sale or financing of the Demised Premises provided that (i) no such assignment may impose upon Tenant any obligations greater than set forth in the Lease; and (ii) Landlord gives notice to Tenant within thirty (30) days following the effective date of the assignment which contains the assignee’s name, address, telephone number, and the name of the individual handling the affairs relating to this Lease. Any rents received by Landlord hereunder, which in fact belong to the assignee of Landlord, shall be held in trust by Landlord and forwarded immediately to the assignee of Landlord. In the event of any assignment or sublease, Tenant shall remain responsible for the payment of rent and for the performance of all terms, covenants and conditions undertaken by Tenant pursuant to this Lease unless otherwise agreed to by Landlord in writing.
17. Holding Over. In the event Tenant remains in possession of the Premises after the expiration of the Initial Term or a Renewal Term without executing a new Lease, Tenant shall occupy the Premises from month to month at a rental rate of 150% of the applicable rental rate during the last month of the term, subject to all of the covenants of this Lease insofar as consistent with such a tenancy. The provisions of this Section 17 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law.
18. Signage. Tenant shall retain, throughout the term of the Lease, the signage rights it presently has on the exterior of the buildings on the Corporate Campus, the monument signage at Riverside Avenue, directory and suite entry signage. Unless otherwise consented to by Landlord, Tenant and FNF, the only other signage that may appear on the exterior of the buildings on the Corporate Campus and on the exterior monument signage during the Term shall be that of Landlord or Tenant, or of FNF. Any proposed change of the monument signage, or the signage on Buildings I or Building V, from that existing on the Commencement Date shall require the mutual agreement of Landlord, Tenant and FNF. Any proposed change of the signage on any other building on the Corporate Campus in which Tenant occupies space from that existing on the Commencement Date shall require the mutual agreement of Landlord and Tenant, it being understood that other than Building I and Building V, if Tenant does not occupy space therein, Tenant shall have no signage rights or right to consent to any change thereto. If the parties are unable to reach agreement on any such proposed change to the monument or building signage, then the matter shall be referred to the Chief Executive Officers of each of Landlord, Tenant and FNF.
19. Hazardous Materials. Landlord and Tenant agree to indemnify and hold harmless the other from any and all claims, damages, fines, judgments, penalties, costs, liabilities or losses (including, without limitation, any and all sums paid for settlement of claims, attorneys fees, consultant and expert fees) arising during or after the lease term from or in connection with the presence or suspected presence of hazardous substances in, on or beneath the Premises, unless the hazardous substances are present as the result of negligence, willful misconduct or other acts of the party otherwise so indemnified, its agents, employees, contractors or invitees. Without limitation of the foregoing, this indemnification shall include any and all costs incurred due to any investigation by a federal, state or local agency or political subdivision, unless the hazardous substances are present solely as the result of negligence, willful misconduct or other acts of the party otherwise so indemnified, its agents, employees, contractors or invitees. This indemnification shall specifically include any and all costs due to hazardous substances which flow, diffuse, migrate or percolate into, onto or under the Premises after the Commencement Date. Each of the parties agrees to comply with all laws, codes, rules, and regulations of the United States and the State of Florida. Tenant agrees that it will not store, keep, use, sell, dispose of or offer for sale in, upon or from the Premises any article or substance which may be prohibited by any insurance policy in force from time to time covering the buildings in which the Premises are located, nor shall Tenant keep, store, produce or dispose of on, in or from the Premises or the buildings in which the Premises are located any substance which may be deemed a hazardous substance or infectious waste under any state, local or federal rule, statute, law, regulation or ordinance as may be promulgated or amended from time to time. As used herein, “hazardous substance” means any substance which is toxic, ignitable, reactive, or corrosive and which is regulated by any local government, the state in which the Premises is located, or the United States government or poses a threat to human health or the environment, and includes any and all material and substances which are defined as “hazardous waste”, “toxic substances” or a “hazardous substance” pursuant to state, federal or local governmental law, including, but not restricted to, asbestos, polychlorobiphenyls and petroleum.
20. Americans with Disabilities Act. Each of Landlord and Tenant represents and warrants that any alterations, modifications, upfit or construction performed by it shall be performed in compliance with the ADA.
21. Subordination. Subject to the covenant given by Landlord in this paragraph to obtain nondisturbance and attornment agreements with any mortgage or beneficiary of a deed of trust encumbering the property, Tenant agrees that this Lease is and shall remain subject and subordinate to any mortgage given by Landlord on the property or the buildings in which the Premises are located, and Landlord’s interest in this Lease may be assigned as security for any present and future mortgages or deeds of trust attaching the property and all renewals, modifications, replacements and extensions thereof. However, Landlord shall enter only into financing and mortgage agreements which allow Tenant to retain its leasehold interest in the Premises provided Tenant is not in default under this Lease and which obligates Tenant to abide by all the terms, covenants and conditions of this Lease in the event the mortgagee takes title to the Premises through foreclosure or accepts a deed in lieu of foreclosure. At any time and from time to time upon not less than fifteen (15) days’ prior notice by Landlord to Tenant, Tenant shall, without charge, execute, acknowledge and deliver to Landlord a statement prepared by Landlord, in a form for Tenant to fill in and sign, certifying whether (i) this lease is unmodified and in full force and effect (or if there have been modifications, whether the same is in full force and effect as modified and stating the modifications), (ii) the Term has commenced and Base Rent and Additional Rent have become payable hereunder and, if so, the dates to which they have been paid, (iii) whether or not, to the knowledge of the signer of such certificate, Landlord is in default in performance of any of the terms of this Lease and, if so, specifying each such default of which the signer may have knowledge, (iv) Tenant has accepted possession of the Premises, (v) Tenant has made any claim against Landlord under this Lease and, if so, the nature thereof and the dollar amount, if any, of such claim, (vi) Tenant then claims any offsets or defenses against enforcement of any of the terms of this Lease upon the part of Tenant to be performed, and, if so, specifying the same, and (vii) such further information with respect to the Lease or the Premises as Landlord may reasonably request. Any such statement delivered pursuant hereto may be relied upon by any prospective purchaser of the Premises or any part thereof or of the interest of Landlord in any part thereof, by any mortgagee or prospective mortgagee thereof, by any lessor or prospective lessor thereof, by any lessee or prospective lessee thereof, or by any prospective assignee of any mortgage thereof.
22. Attorney’s Fees. In connection with any litigation arising out of this Lease, the prevailing party, Tenant or Landlord, shall be entitled to recover all costs incurred, including reasonable attorney’s fees.
23. Limitation on Liability. Neither party is liable to the other for under this lease for any special, incidental, punitive or consequential damages of any kind or nature, including, without limitation, any lost profits or loss of business. Notwithstanding anything to the contrary, Landlord is not liable for flood water damage unless Landlord is grossly negligent or willful misconduct. Landlord shall not be liable to Tenant or to Tenant’s employees, agents or invitees, or to any other person or entity, whomsoever, for any injury to person or damage to or loss of property on or about the Premises or the common area caused by the negligence, acts or omissions, or misconduct of Tenant, its employees, or of any other person entering the buildings in which the Premises are located under the express or implied invitation of Tenant, or arising out of the use of the Leased Premises by Tenant and the conduct of its business therein, or arising out of any breach or default by Tenant in the performance of its obligations under this Lease or resulting from any other cause whatsoever, except Landlord’s gross negligence; and Tenant hereby agrees to indemnify Landlord and hold it harmless from any loss, cost, expense or claims arising out of any such damage or injury.

24. Services Provided by Landlord.
     24.1 Security. Tenant shall adhere to Landlord’s security procedures as they pertain to the Premises. This may include, but not be limited to, proper display of security badges, maintaining accurate employee access rosters, and assisting Landlord in the investigation of security related matters. Landlord agrees to provide Tenant with the same security services that Landlord provides throughout the Corporate Campus, subject to Tenant’s compliance with Landlord’s security procedures and subject to Tenant’s obligation to pay Tenant’s share of the cost thereof.
     24.2 Mail Services. Landlord covenants and agrees that throughout the term of this Lease Landlord shall provide Tenant with mail delivery services within the Corporate Campus.
     24.3 Telecommunications Services. Landlord covenants and agrees to provide to Tenant the following telecommunication services and equipment at the Corporate Campus, including Building V:
(i) Supply of all Handsets,
(ii) Voicemail,
(iii) Maintenance of Computer Servers that Route Tenant’s Telephone Calls (“Public Branch Exchange” or “PBX” Units),
(iv) Call accounting program and maintenance, and
(v) Supply all cabling infrastructure.
The following services are specifically excluded:
(x) Move/add/change requests, and
(y) Project work related to new PBX’s.
Tenant hereby agrees to pay to Landlord Tenant’s respective share of the telecommunications services listed above incurred by Landlord at the entire Corporate Campus, including for these purposes, Building V and parking garage. The costs to be allocated to Tenant will be proportionate to Tenant’s utilization of the telecommunications systems, including long distance telephone charges, and shall be allocated on an employee headcount basis, taking into account the aggregate number of Tenant employees as compared to the aggregate number of persons (including without limitation Landlord employees and employees of FNF) with telecommunication services at the Corporate Campus. Within 30 days after the end of each calendar month, LPS shall prepare and deliver to FIS a monthly summary statement (each a “Monthly Telecommunications Cost Summary Statement”) setting forth all of the costs owing by FIS to LPS hereunder. For sake of clarification, the Parties acknowledge that unless and until the Parties agree otherwise, all Monthly Telecommunications Summary Statements required hereunder shall be incorporated into and be a part of the respective Monthly Summary Statement referred to in the Master Accounting and Billing Agreement dated as of June ___, 2008 (the “Billing Agreement”) between FIS and LPS.

Landlord’s obligation to provide telecommunication services hereunder may be terminated at any time with the consent of both Parties. In the event that the obligation to provide telecommunication services is terminated at the request of either party, Tenant shall compensate Landlord for the costs, if any, actually incurred by Landlord for any unamortized telecommunications equipment provided hereunder that was purchased or otherwise acquired for use by Tenant and for which Landlord has no other use after the termination of the telecommunication services hereunder (it being understood that Landlord shall use its reasonable best efforts to mitigate any such costs).
25. Memorandum of Lease. Tenant shall not record this Lease or a Memorandum of Lease.
26. Confidentiality. Each Party shall keep confidential any and all information concerning the other Party which it may obtain pursuant to this Lease, and agrees not to disclose such information to any person unless authorized to do so by the Party in question. The provisions of this Section 26 shall not, however, apply to information made generally available to the public by any Party or by third parties through lawful channels, or information which is obtained from a third person who (insofar as is known to the recipient of such information) is lawfully in possession of such information and not in violation of any contractual, legal or fiduciary obligation to a Party with respect to such information.
27. Limitation of Liability. EACH PARTY SHALL BE LIABLE TO THE OTHER FOR ALL DIRECT DAMAGES ARISING OUT OF OR RELATED TO ANY CLAIMS, ACTIONS, LOSSES, COSTS, DAMAGES AND EXPENSES RELATED TO, IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT. EXCEPT TO THE EXTENT ARISING FROM GROSS NEGLIGENCE, WILLFUL MISCONDUCT, OR BY REASON OF A BREACH OF WARRANTY, ANY PARTY’S LIABILITY FOR ANY CLAIM OR CAUSE OF ACTION WHETHER BASED IN CONTRACT, TORT OR OTHERWISE WHICH ARISES UNDER OR IS RELATED TO THIS AGREEMENT SHALL BE LIMITED TO THE OTHER PARTY’S DIRECT OUT-OF-—POCKET DAMAGES, ACTUALLY INCURRED. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR INDIRECT, SPECIAL, PUNITIVE, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND WHATSOEVER.
28. Dispute Resolution
     28.1 Amicable Resolution. The Parties mutually desire that friendly collaboration will continue between them. Accordingly, they will try to resolve in an amicable manner all disagreements and misunderstandings connected with their respective rights and obligations under this Lease, including any amendments hereto. In furtherance thereof, in the event of any dispute or disagreement (a “Dispute”) between the Parties in connection with this Lease, then the Dispute, upon written request of either Party, will be referred for resolution to the General Counsels of the Parties, which General Counsels will have ten (10) days to resolve such Dispute.
     28.2 Mediation. In the event any Dispute cannot be resolved in a friendly manner as set forth in Section 28.1, the Parties intend that such Dispute be resolved by mediation. If the General Counsels of the Parties are unable to resolve the Dispute as contemplated by Section 28.1, either Party may demand mediation of the Dispute by written notice to the other, in which case the two Parties will select a single mediator within ten (10) days after the demand. Neither

Party may unreasonably withhold consent to the selection of the mediator. Each Party will bear its own costs of mediation but both Parties will share the costs of the mediator equally.
     28.3 Arbitration. In the event that the Dispute is not resolved pursuant to Section 28.1 or through mediation pursuant to Section 28.2, the latter within thirty (30) days of the submission of the Dispute to mediation, either Party involved in the Dispute may submit the dispute to binding arbitration pursuant to this Section 28.3. All Disputes submitted to arbitration pursuant to this Section 28.3 shall be resolved in accordance with the Commercial Arbitration Rules of the American Arbitration Association, unless the Parties involved mutually agree to utilize an alternate set of rules, in which event all references herein to the American Arbitration Association shall be deemed modified accordingly. Expedited rules shall apply regardless of the amount at issue. Arbitration proceedings hereunder may be initiated by either Party making a written request to the American Arbitration Association, together with any appropriate filing fee, at the office of the American Arbitration Association in Orlando, Florida. All arbitration proceedings shall be held in the city of Jacksonville, Florida in a location to be specified by the arbitrators (or any place agreed to by the Parties and the Arbitrators). The arbitration shall be by a single qualified arbitrator experienced in the matters at issue, such arbitrator to be mutually agreed upon by the Parties. If the Parties fail to agree on an arbitrator thirty (30) days after notice of commencement of arbitration, the American Arbitration Association shall, upon the request of any Party to the dispute or difference, appoint the arbitrator. Any order or determination of the arbitral tribunal shall be final and binding upon the Parties to the arbitration as to matters submitted and may be enforced by any Party to the Dispute in any court having jurisdiction over the subject matter or over any of the Parties. All costs and expenses incurred in connection with any such arbitration proceeding (including reasonable attorneys’ fees) shall be borne by the Party incurring such costs. The use of any alternative dispute resolution procedures hereunder will not be construed under the doctrines of laches, waiver or estoppel to affect adversely the rights of either Party.
     28.4 Non-Exclusive Remedy. Each of the Parties acknowledges and agrees that money damages would not be a sufficient remedy for any breach of this Lease by either Party. Accordingly, nothing in this Section 28 will prevent either Party from immediately seeking injunctive or interim relief in the event of any actual or threatened breach of any confidentiality provisions of this Lease. All actions for such injunctive or interim relief shall be brought in a court of competent jurisdiction. Such remedy shall not be deemed to be the exclusive remedy for breach of this Lease.
     28.5 Commencement of Dispute Resolution Procedure. Notwithstanding anything to the contrary in this Lease, the Parties, but none of their respective Subsidiaries, are entitled to commence a dispute resolution procedure under this Lease, whether pursuant to this Section 28 or otherwise, and each Party will cause its respective subsidiaries not to commence any dispute resolution procedure other than through such Party as provided in this Section 28.
29. Notices. All notices, demands or requests which may be given by either party to the other party shall be in writing and shall be deemed to have been duly given on the date delivered in person, or sent via telefax or electronic transmission (provided that in any such case, such telefax or electronic transmission is immediately thereafter confirmed by telephone), or on the next business day if sent by overnight courier, and in each case addressed as set forth below:

LANDLORD:	Lender Processing Services, Inc. 601 Riverside Avenue Jacksonville, Florida 32204 Attn: General Counsel Phone: 904-854-8547

TENANT:	Fidelity National Information Services, Inc. 601 Riverside Avenue Jacksonville, Florida 32204 Attn: General Counsel Phone: 904-854-3453
The address to which such notices, demands, requests, elections or other communications are to be given by either party may be changed by written notice given by such party to the other party pursuant to this Section.
30. Miscellaneous.
     30.1 Successors and Assigns. This Lease shall be binding upon and shall inure to the benefit of Landlord, Tenant and their respective successors and assigns.
     30.2 Governing Law. This Lease shall be construed under the laws of the State of Florida, without application of the conflict of law provisions thereof.
     30.3 Merger Clause. This Lease contains the entire agreement between Landlord and Tenant regarding the Premises which are the subject of this Lease and may only be altered by a written agreement executed by both Landlord and Tenant.
     30.4 Severability. If any term or provision of this Lease or the application hereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease shall not be affected thereby.
     30.5 Force Majeure. In the event the performance by either party of any of its obligations hereunder, except with the respect of payment of money, is delayed by reason of an act of God, strike, governmental restrictions, war, terrorist threats or acts, or any other cause, similar or dissimilar, beyond the reasonable control of the party from whom such performance is due, the period for the commencement of completion thereof shall be extended for a period equal to the period during which performance is so delayed.
     30.6 Counterparts. The Lease may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but such counterparts together shall constitute but one and the same instrument.
     30.7 No Partnership Created. The Landlord and Tenant are not and shall not be considered joint venturers, not partners, and neither shall have power to bind or obligate the other except as set forth herein.

     30.8 Headings. The titles to the paragraphs of this Lease are inserted only as a matter of convenience and for reference and in no way confine, limit or describe the scope or intent of any section of this Lease, nor in any way affect this Lease.
     30.9 Modification. No modifications, alterations, or amendments of this Lease or any agreements in connection therewith shall be binding or valid unless in writing and duly executed by both Landlord and Tenant.
     30.10 Effectiveness. Notwithstanding the date hereof, this Lease shall become effective as of the date and time that the Distribution becomes effective pursuant to the terms of the Contribution and Distribution Agreement dated as of June ___, 2008 between FIS and LPS.
     IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the day and year above first written.

LANDLORD: LENDER PROCESSING SERVICES, INC., a Delaware corporation
By
Name:
Title:

TENANT: FIDELITY NATIONAL INFORMATION SERVICES, INC., a Georgia corporation
By
Name:
Title: